Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION
VAALCO ENERGY, INC.	§
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Plaintiff,	§
	§	C.A. No.
v.	§
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NANES DELORME PARTNERS I LP,	§
NANES BALKANY PARTNERS LLC,	§
NANES BALKANY MANAGEMENT LLC,	§
JULIEN BALKANY, DARYL NANES,	§
and PILATUS ENERGY S.A.,	§
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Defendants.	§

COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS

Plaintiff VAALCO Energy, Inc. (“VAALCO” or the “Company”), by its undersigned counsel, alleges upon knowledge as to itself and its own acts and, unless otherwise specifically stated, upon information and belief as to all other matters, as follows:

I. Introduction and Summary of the Action

1. VAALCO is an independent oil and gas company headquartered in Houston, Texas. Under the direction of its current Board of Directors and management, the Company has been tremendously successful in recent years with its oil and gas exploration and development activities, which are principally focused in Africa, having achieved drilling success rates that are among the best in the industry. This operational success has in turn led to strong growth in the value of the Company’s stock, which was trading as low as .38 per share at the end of 2000 and closed at $7.35 per share on May 13, 2008. A $10,000 investment in VAALCO stock at year end 2000 thus is worth over $170,000 today. And now, the Company and its shareholders are on the verge of beginning to realize even greater value, as the Company executes on its concrete plans to drill seven exploration wells over the next 12 to 18 months in areas where the Company has successfully drilled in the past.

2. VAALCO brings this action for declaratory and injunctive relief to redress an illegal scheme by an until-recently-hidden VAALCO investor, Pilatus Energy S.A. (“Pilatus Energy”), and affiliates of a newly formed hedge fund called Nanes Delorme Partners I LP (“Nanes Delorme”), to seize the Company’s value for themselves and advance their own interests—at the expense of VAALCO’s other shareholders—by means of materially false and misleading statements to the public. Pilatus Energy and Nanes Delorme, acting in concert, acquired more than 5% of VAALCO’s outstanding stock during the past six months with the plan and aim to elect a slate of three nominees to VAALCO’s Board of Directors and to otherwise gain control of VAALCO for their personal benefit. The principal motive of Pilatus Energy and Nanes Delorme is to obtain a short-term profit for themselves by forcing a quick sale of the Company at prices higher than they paid, while utterly disregarding the interests of VAALCO’s other shareholders.

3. In carrying out their scheme, Defendants violated Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Section 13(d) was created to ensure that a company’s shareholders and the investing public receive full and accurate disclosure of material information regarding shareholders who, individually or as part of a group, own more than 5% of a company’s stock. Section 14(a) was created to ensure that shareholders receive full and accurate disclosure of material information from any person or group of persons who solicit proxies to vote on important corporate matters. Under these statutes, individuals or groups who own large blocks of shares or who seek to solicit proxies must disclose to the public their identities, how many shares they own, who is financing them and under what terms, any plans or proposals they have with respect to the issuer, and any contracts, arrangements, understandings or relationships each has with any other person relating to the issuer. These statutes also require individuals to be truthful in their disclosures made under these statutes.

4. Through a carefully orchestrated plan, Pilatus Energy and the other Defendants sought to evade the clear disclosure requirements of Sections 13(d) and 14(a) and to otherwise mislead VAALCO’s shareholders. Defendants acquired their large block of VAALCO through a series of transactions structured to hide the identity and background of Nanes Delorme’s secret partner, Pilatus Energy. Defendants then made a series of materially misleading SEC filings designed to dupe VAALCO’s shareholders into allowing Defendants’ hand-picked nominees to infiltrate VAALCO’s Board. In these materially misleading SEC filings, Defendants have:

•	concealed the identity of Pilatus Energy, and its role as the initiator and primary financier of Defendants’ scheme;

•

concealed that Pilatus Energy’s reputed leader, Loik Le Floch-Prigent, was recently convicted and sentenced by a French court to five years in prison for fraud, embezzlement, bribery and kickbacks in what has been described as “the biggest political and corporate sleaze scandal to hit a western democracy since the second world war”;

•

concealed that Pilatus Energy is engaged in the business of oil and gas exploration in Africa in direct competition with VAALCO’s core operations, and thus, Defendants’ efforts to install hand-picked directors onto VAALCO’s Board would provide a competitor unfettered access to the Company’s confidential and proprietary information, raising a serious conflict of interest;

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concealed that one of Defendants’ nominees to VAALCO’s Board, a 27-year-old French citizen named Julien Balkany, who is also a principal of Nanes Delorme, represents competitors and potential acquirers of VAALCO in their efforts to acquire rights to explore for and produce oil in the same region in Africa where VAALCO operates, raising serious conflicts of interest. Thus, if Mr. Balkany were installed on VAALCO’s Board, he would be in a position to misuse VAALCO’s confidential and proprietary information for the benefit of VAALCO’s competitors;

•

made misleading and unsupported statements that unspecified members of VAALCO management had rebuffed “private inquiries” from unnamed persons to acquire the Company at a substantial premium above its public stock price on several occasions;

•

made misleading and unsupported statements regarding the “valuation” of the Company to create the false impression that the Company could be sold at a substantial premium to its public stock price at the times of the statements; and

•	made misleading and unsupported statements that VAALCO’s stock price has underperformed that of its peers, referencing a changing list of companies that are not actually peers of VAALCO.

5. Moreover, if Defendants’ public statements purporting to have knowledge of confidential “private inquiries” regarding the acquisition of the Company at a substantial premium to VAALCO’s public stock price are true, Defendants violated securities laws prohibiting insider trading by purchasing VAALCO stock based on material, non-public information.

6. On May 7, 2008, Defendants began mailing their materially misleading proxy materials to VAALCO’s shareholders and are now soliciting proxies to vote for their nominees to the Board at VAALCO’s June 4, 2008 annual meeting.

7. The declaratory and injunctive relief sought herein is necessary, among other reasons, to prevent Defendants from benefiting from their wrongdoing, and to provide VAALCO shareholders with all information to which they are entitled and that they need in order to vote at the June 4, 2008 annual meeting. Proper disclosure will allow VAALCO shareholders to evaluate fairly their investment in VAALCO and any actions relating to VAALCO, including the election of directors. If Defendants’ misrepresentations and omissions detailed herein are left uncorrected, VAALCO and its shareholders will be irreparably harmed.

II. Jurisdiction and Venue

8. This action arises under Sections 10(b), 13(d), 14(a) and 20(a) of the Exchange Act, 15 U.S.C. §§ 78j(b), 78m(d), 78n(a), 78t(a) and the rules and regulations promulgated thereunder by the SEC.

9. Jurisdiction over the subject matter of this action is based upon 28 U.S.C. § 1331and Section 27 of the Exchange Act, 15 U.S.C. § 78aa.

10. Venue in this district is proper pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1391.

11. Declaratory relief is appropriate pursuant to 28 U.S.C. § 2201 because an actual controversy exists regarding Defendants’ compliance with Sections 13(d) and 14(a) of the Exchange Act.

III. The Parties

12. VAALCO is incorporated under the laws of Delaware and is headquartered in Houston, Texas.

13. Defendant Nanes Delorme Partners I LP (“Nanes Delorme”) is a Delaware limited partnership with its principal place of business in New York, New York. Nanes Delorme was formed on January 22, 2008.

14. Defendant Nanes Balkany Partners LLC (“Nanes Balkany Partners”) is a Delaware limited liability company with its principal place of business in New York, New York. Nanes Balkany Partners was formed on January 18, 2008. It is the general partner of Nanes Delorme.

15. Defendant Nanes Balkany Management LLC (“Nanes Balkany Management”) is a Delaware limited liability company with its principal place of business in New York, New York. Nanes Balkany Management was formed on January 18, 2008. It is the investment manager of Nanes Delorme.

16. Defendant Julien Balkany is a French citizen who resides in New York, New York. Mr. Balkany is a managing member of Nanes Balkany Partners and is the general partner of Nanes Delorme Partners. Mr. Balkany is twenty-seven (27) years old.

17. Defendant Daryl Nanes is a United States citizen who resides in New York, New York. Mr. Nanes is a managing member of Nanes Delorme Partners. Mr. Nanes is thirty-nine (39) years old.

18. Defendant Pilatus Energy S.A. (“Pilatus Energy”) is a Swiss oil and gas company headquartered in Zug, Switzerland.

19. The entities and individuals identified in paragraphs 13 through 18 are collectively referenced herein as “Pilatus-Nanes Group.”

IV. Factual Background

The Company and Its Leadership

20. VAALCO, incorporated in 1985, is an independent energy company, principally engaged in the acquisition, exploration, development and production of crude oil in Africa. In recent years, VAALCO has expanded its operations and has had remarkable success with its exploration and drilling program. That operational success has translated into strong growth in the Company’s stock value.

21. VAALCO, through its subsidiaries, owns producing properties and conducts exploration activities as operator in Gabon, West Africa and conducts exploration activities as operator in Angola, Africa. VAALCO also participated in its first exploration well in the British North Sea in late 2007 and plans to participate in another well during 2008. Domestically, the Company has minor interests in the Texas Gulf Coast area and offshore Louisiana. Shares of common stock of VAALCO are traded on the New York Stock Exchange under the symbol “EGY.”

22. The primary source of VAALCO’s revenues are from the production of oil from the Etame, Avouma and South Tchibala fields, all of which are located offshore Gabon, West Africa. Oil production began at the Etame field in 2002, and in the Avouma and South Tchibala fields in 2007. The Company is currently developing another field offshore Gabon that was discovered in 2004, the Ebouri field, from which it expects to begin production in late 2008. The Company also has (i) significant interests located onshore Gabon and in Angola, which are slated for the drilling of exploration wells in 2008 and/or early 2009, and (ii) an interest in the North Sea for which an exploration well is planned for the third quarter of 2008. All told, the Company has concrete plans to drill seven exploration wells over the next twelve to eighteen months in areas where it has explored in the past.

23. The Company, under the direction of VAALCO’s current Board of Directors and management, has achieved significant operational and financial success in recent years, all to the benefit of its shareholders. Since 2000, 80% of the exploration and appraisal wells drilled by the Company have been successful. Over that same period, the Company has achieved a 100% success rate on its development wells on the Etame Block, its principal producing asset. The Company also has raised its production from the Etame discovery by 50% since 2002, from approximately 15,000 barrels of oil per day to approximately 22,500 barrels of oil per day. This success has placed VAALCO in a strong financial position, having closed out year end 2007 with over $76 million on its balance sheet.

24. The Company’s stock price has experienced strong growth since 2000. At the end of 2000, VAALCO’s stock was trading at just 38 cents per share. On May 13, 2008, the Company’s stock price closed at $7.35 per share. Since 2000, VAALCO’s year-over-year stock price has increased in every year except one. Over the last six months, and 1, 3 and 5 year periods the price of VAALCO’s stock has outperformed VAALCO’s peer group of companies as selected by RiskMetrics, an affiliate of Institutional Shareholder Services, Inc.

25. VAALCO’s Board of Directors (the “Board”) is comprised of seven directors. VAALCO’s directors collectively have extensive experience in a variety of industries and disciplines, including oil and gas exploration and production, accounting, finance and law. The directors also have many years of experience serving on boards and/or in top executive positions for other companies.

26. The terms of three of VAALCO’s current directors expire in 2008, and each has been nominated by the Board’s Nominating and Corporate Governance Committee to continue his service for an additional term. The three directors nominated for continued service, along with the other members of the Board, have been responsible for planning, developing and implementing VAALCO’s previous successful strategies, as well as the Company’s plans for future growth that are currently underway.

The Highly Secretive Pilatus Energy and the Convicted Criminal Who Runs It

27. As detailed below, Pilatus Energy began secretly buying large blocks of VAALCO shares at the end of November 2007, while going to great lengths over the past six months to conceal its identity, its background, its conflicts of interest, and its ultimate plan to infiltrate VAALCO’s Board to serve its own interests.

28. In 2006, Pilatus Energy was founded by a group of individuals lead by Loik Le Floch Prigent. Mr. Le Floch Prigent is the former chairman and chief executive of the former French oil company called Elf Aquataine S.A. In 2003, three years before founding Pilatus Energy, Mr. Le Floch Prigent was convicted by a French court of masterminding a massive fraud, embezzlement, bribery and kickback scheme through his management of Elf Aquataine. During the trial, Mr. Le Floch Prigent reportedly admitted to embezzling millions of dollars from the Company. Mr. Le Floch Prigent also reportedly testified that he had secretly misused Company funds to finance political parties in France with the aim of winning political influence. The Elf Aquataine scandal was described by the British newspaper, The Guardian, in a November 13, 2003 article as “probably the biggest political and corporate sleaze scandal to hit a western democracy since the second world war.”

29. Following Mr. Le Floch Prigent’s criminal conviction in 2003, he was sentenced to five years in prison and was fined 375,000 Euros. At the sentencing, the French judge reportedly commented that Mr. Le Floch Prigent bore “the primary responsibility” for the scandal, noting that Mr. Le Floch Prigent was “personally behind a majority of the misappropriations” involved in the case.

30. In April 2004, about one year into his five-year sentence, Mr. Le Floch Prigent reportedly was released from prison for medical reasons. However, he was ordered to remain in his Paris home or at the hospital where he was to receive treatment.

31. In May 2007, after he founded Pilatus Energy, Mr. Le Floch Prigent reportedly was convicted of additional crimes related to the Elf Aquataine corruption scandal. This time, Mr. Floch Prigent was convicted of misusing a Swiss subsidiary of Elf Aquataine to misappropriate funds in connection with a bogus jobs scheme. Mr. Le Floch Prigent received a 15-month suspended jail sentence for these additional crimes.

32. Given Mr. Floch Prigent’s criminal history, Pilatus Energy does not publicly acknowledge his role in controlling the company. Mr. Floch Prigent is not listed as an officer of Pilatus Energy or as a member of its board of directors. While Mr. Le Floch Prigent does not appear on Pilatus Energy’s list of executives, however, he reputedly runs Pilatus Energy from behind the scenes and makes all of its investment decisions.

33. Under Mr. Le Floch Prigent’s direction and control, Pilatus Energy has in the past two years acquired a significant portfolio of oil interests in Africa, the primary region in which VAALCO operates. Since 2006, Pilatus Energy has acquired acreage for exploration and drilling of oil in the Mali, Congo, and the Tougan regions. Pilatus Energy also has been pursuing oil and gas development opportunities in Cameroon, Guinea and the Ivory Coast. Thus, Pilatus Energy is a business competitor of VAALCO.

Defendants’ Scheme to Acquire Large Block of VAALCO Shares

While Evading Disclosure Requirements

34. Beginning in November 2007, Pilatus Energy initiated a scheme to secretly acquire a large block of VAALCO stock while evading the disclosure requirements of Section 13(d) of the Exchange Act. This was the first step in Defendants’ scheme to gain control of the Company and force a quick sale that would result in a short-term profit for Defendants and otherwise advance their interests—at the expense of VAALCO and its other shareholders.

35. Between November 28, 2007 and January 18, 2008, Pilatus Energy purchased 1.225 million shares of VAALCO stock at prices between $4.44 and $5.04 per share, as follows:

Date of Purchase	Shares of Common Stock Purchased	Price Per Share ($U.S.)
11/28/2007	1,000	4.63
12/5/2007	40,000	4.4432
12/14/2007	45,000	4.5998
12/17/2007	50,000	4.594
12/18/2007	50,000	4.5948
12/19/2007	50,000	4.7314
12/20/2007	108,000	4.8648
12/27/2007	45,000	4.7796
12/31/2007	200,000	4.6887
1/2/2008	50,000	4.5871
1/4/2008	75,000	4.681
1/7/2008	100,000	4.5602
1/8/2008	130,000	4.7468
1/9/2008	15,000	4.7434
1/10/2008	25,000	4.7654
1/11/2008	60,000	4.9277
1/15/2008	80,000	4.8779
1/16/2008	1,000	5.043
1/18/2008	100,000	4.7917
Total:	1,225,000

36. As Pilatus Energy began to approach the 5% threshold that would have required it to publicly disclose its identity and intentions with respect to VAALCO, several entities were formed that would provide a vehicle into which Pilatus Energy could contribute its VAALCO stockholdings in an attempt to evade those disclosure requirements. On January 18, 2008, Nanes Balkany Partners and Nanes Balkany Management were formed. These entities became, respectively, the general partner and investment manager of Nanes Delorme, after Nanes Delorme was formed on January 22, 2008.

37. In the week following the January 22, 2008 formation of Nanes Delorme, Pilatus Energy purchased 1.475 million additional shares of VAALCO stock at prices between $4.16 and $4.74 per share, as follows:

Date of Purchase	Shares of Common Stock Purchased	Price Per Share ($U.S.)
1/22/2008	200,000	4.3459
1/23/2008	200,000	4.1646
1/24/2008	150,000	4.4521
1/25/2008	183,000	4.4643
1/28/2008	325,000	4.6157
1/29/2008	221,000	4.6623
1/30/2008	196,000	4.7365
Total:	1,475,000

38. All told, as of January 30, 2008, Pilatus Energy had purchased 2.7 million shares of VAALCO stock at an aggregate cost of $12,558,213. This constituted approximately 4.57% of VAALCO’s total outstanding common stock, just short of the 5% threshold that would have required Pilatus Energy to disclose its identity and plans through a Section 13(d) filing.

39. On February 14, 2008, three weeks after Nanes Delorme was formed, Pilatus Energy contributed its 2.7 million shares of VAALCO stock to Nanes Delorme and became a so-called “limited partner” of Nanes Delorme.

40. In the three and a half weeks after Pilatus Energy contributed its 2.7 million VAALCO shares to Nanes Delorme, 2 million additional shares of VAALCO stock were purchased in the name of Nanes Delorme. These additional purchases were made between February 22, 2008 and March 11, 2008 at prices ranging between $4.30/share and $4.76/share, as follows:

Date of Purchase	Shares of Common Stock Purchased	Price Per Share ($U.S.)
2/22/2008	20,000	4.3048
2/27/2008	130,000	4.4257
2/28/2008	61,000	4.4376
2/29/2008	39,000	4.4361
3/3/2008	400,000	4.51
3/4/2008	490,000	4.5435
3/5/2008	230,000	4.5729
3/6/2008	131,000	4.5466
3/7/2008	248,000	4.5369
3/10/2008	55,000	4.6948
3/11/2008	196,000	4.7588
Total:	2,000,000

Neither Pilatus Energy nor Nanes Delorme disclosed the source of the funds used to make any of these purchases of VAALCO stock except a misleading and incomplete disclosure that Nanes Delorme bought the shares with “partnership funds.”

41. According to Nanes Delorme’s public filings, it has not purchased any additional VAALCO shares since the March 11, 2008 purchase. Defendants have not disclosed whether Pilatus Energy or its affiliates have purchased additional shares of VAALCO since that time.

Pilatus-Nanes Group’s Coordinated Efforts to Infiltrate VAALCO’s Board of Directors

and Force a Quick Sale of the Company

42. On March 11, 2008, Mr. Balkany sent on behalf of Nanes Delorme a letter to VAALCO’s Board claiming he had “grave concerns” that VAALCO’s Board and management were not committed to maximizing value for all VAALCO shareholders. Prior to receipt of this letter, VAALCO had never heard of Nanes Delorme or any of the other Defendants. The March 11 Letter disparaged in general terms the performance of the Company’s stock price during 2007, a period during which Nanes Delorme later revealed it did not even own any VAALCO stock. The March 11 Letter further complained that, in Nanes Delorme’s view, the Company’s stock price was underperforming during the first couple of months of 2008, the period in which Nanes Delorme purchased its shares. In essence, Nanes Delorme asserted that the price at which it had purchased VAALCO shares was too low.

43. The March 11 Letter criticized the current VAALCO Board and management for purportedly failing to take “effective action” in response to what it labeled as “underperformance” of the stock price and urged the Board to immediately take a number of actions, including: (i) “Evaluat[ing] a range of strategic alternatives, including the possible sale of the entire company or the divestiture of its valuable African portfolio,” and (ii) “Retain[ing] a top tier investment bank to initiate an open bid process to sell the Company to the highest bidder.”

44. Along with its demand that VAALCO’s Board initiate an open bid process for selling the Company, Nanes Delorme enclosed with the March 11 Letter a so-called “preliminary valuation analysis.” Referencing this purported valuation analysis, Nanes Delorme stated that it anticipated a “sale of the entire company would fetch a minimum of $7.12 per share.” Nanes Delorme also stated that it had conversations with several unnamed “potential acquirers,” which lead Nanes Delorme to believe that an offer to sell the Company “would attract several interested parties that would pay a substantial premium above the current share price,” which on March 11 was $4.89 per share. The March 11 Letter further elaborated that Nanes Delorme had “reason to believe that VAALCO rebuffed private inquiries regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions.” Nanes Delorme complained that in allegedly rebuffing these private inquiries, “the Board has not only failed to generate maximum value for shareholders, it has stood in the way of shareholders being able to realize this value for a sale and further perpetuated the cycle of value destruction at VAALCO.” Nanes Delorme did not identify the persons making the private inquiries, whether they were bona fide offers by persons capable of completing a transaction, the terms of any such offers, or how Nanes Delorme came into possession of information regarding the purported private inquiries.

45. On March 12, 2008, Defendants publicly filed a Schedule 13D regarding VAALCO attaching Nanes Delorme’s March 11 Letter. The Schedule 13D set forth the transactions by which Nanes Delorme purportedly had acquired its shares of VAALCO stock, and included among those the transactions of Pilatus Energy. Notwithstanding the clear disclosure requirements for Schedule 13D filings, however, Nanes Delorme hid the identity Pilatus Energy, referring to it only as a “limited partner.” As set forth below, the March 12 Schedule 13D also contained other materially false, misleading and incomplete statements.

46. On March 17, 2008, representatives of Brown Brothers Harriman (“Brown Brothers”), VAALCO’s investment banker, called Mr. Balkany to discuss Defendants’ March 12 Schedule 13D. During the discussion, Brown Brothers’ representatives told Mr. Balkany that, while they could not discuss specific matters handled for VAALCO, Brown Brothers had been retained by VAALCO for over a year. They offered to discuss specific matters Brown Brothers had handled for VAALCO if Mr. Balkany executed an appropriate confidentiality agreement, but Mr. Balkany refused.

47. On April 11, 2008, Nanes Delorme sent the Company a “Notice of Intention to Nominate Individuals for Election as Directors at the 2008 Annual Meeting of Stockholders of VAALCO Energy, Inc.” The April 11 Notice stated that Nanes Delorme “hereby nominates and notifies the Company of its intent to nominate Julien Balkany, Leonard Toboroff and Clarence Cottman III, as nominees (the ‘Nominees’) to be elected to the VAALCO Board at the Annual Meeting.” The April 11 Notice stated that Nanes Delorme had executed or intended to execute agreements with Messrs Toboroff and Cottman to: (i) pay them $25,000 each, and to pay them an additional $25,000 if they were withdrawn as nominees to the VAALCO board; and (ii) indemnify them for any claims arising from a proxy solicitation Nanes Delorme was “considering undertaking.”

48. On April 14, 2008, Defendants filed an Amendment No. 1 to their Schedule 13D regarding VAALCO. The Amendment No. 1 attached, among other exhibits, the April 11 Notice. As set forth below, the April 14 Amendment No. 1 to Defendants Schedule 13D contained materially false, misleading and incomplete statements.

49. On April 15, 2008, VAALCO’s Chairman and CEO, Robert L. Gerry, III (“Mr. Gerry”), and VAALCO’s President and Chief Financial Officer, W. Russell Scheirman, II (“ Mr. Scheirman”), met with Mr. Balkany and Mr. Nanes in an effort to address the matters set forth in Nanes Delorme’s recent correspondence. During the conversation, Mr. Balkany was asked to identify the “limited partner” who had been referenced in the March 12 Schedule 13D, but Mr. Balkany refused. Mr. Balkany was then asked whether, if he would not identify the “limited partner,” he could at least provide assurances that the “limited partner” was not a competitor of VAALCO in the oil and gas industry. Mr. Balkany replied, “no, they are just an investor like us.”

50. On April 18, 2008, Messrs Gerry and Scheirman had a conference call with Mr. Balkany. During the call, in an effort to address the matters set forth in Nanes Delorme’s recent correspondence, and in reliance on Mr. Balkany’s representation that the “limited partner” was not a business competitor of VAALCO, the Company made a proposal whereby (i) VAALCO’s Board would be increased from seven to eight directors, (ii) Mr. Balkany would be appointed to fill the newly created director position, and (iii) a new Strategy Committee would be created on which Mr. Balkany could serve and/or chair. The proposal was subject to standard conditions, including that Mr. Balkany complete an Independence Questionnaire and that the Board determine after review that he was qualified to be a director. Mr. Balkany requested that Mr. Gerry have the Company’s counsel send the proposal to Mr. Balkany’s counsel in writing.

51. On April 21, 2008, pursuant to Mr. Balkany’s request, VAALCO’s counsel provided to Mr. Balkany’s counsel in writing the proposal that had been discussed during the April 18 meeting.

52. On April 22, 2008, Mr. Balkany’s counsel sent a letter to the Company’s counsel rejecting VAALCO’s April 21 proposal and demanding expansive changes to the Company well beyond what he had raised previously. The April 22 Letter insisted that any agreement between the parties would require, among other things, (i) that the Board be expanded by two directors; (ii) that all three of Nanes Delorme’s Nominees be added to the Board; (iii) that one of VAALCO’s current Board members not be nominated for re-election at the 2008 Annual Meeting; (iv) that an “Independent Special Committee” be created instead of a “Strategic Committee,” and that this committee be chaired by Mr. Balkany and be composed of a total of four directors, including Mr. Cottman, Mr. Gerry and another director; (v) that the Company appoint a “first tier” investment bank, which could not be Brown Brothers, to assist the Independent Special Committee in the conduct of its review of strategic alternatives; and (vi) that the Company publicly announce that it was discontinuing any further expansion in the North Sea region.

53. On April 24, 2008, VAALCO filed its proxy statement on Schedule 14A. In VAALCO’s April 24 Schedule 14A, VAALCO announced that the 2008 annual shareholder meeting would be held on June 4, 2008 and that the record date for purposes of the meeting would be April 14, 2008. Among other things, VAALCO’s proxy statement recommended that shareholders re-elect for continued service the three current members of VAALCO’s Board whose terms are expiring.

54. On April 25, 2008, Defendants filed a preliminary proxy statement on Schedule 14A. The April 25 Schedule 14A, like Defendants’ previous SEC filings, hid the identity of Pilatus Energy and its conflicts of interest as a business competitor. As set forth below, Defendants’ April 25 preliminary proxy statement also contained other materially false, misleading and incomplete information.

55. On May 5, 2008, Defendants filed an amended preliminary proxy statement on Schedule 14A. Although the May 5 Schedule 14A revealed for the first time the identity of Pilatus Energy, it did not admit that Pilatus Energy was a “participant” in the proxy solicitation or make the other disclosures required of participants. The May 5 Schedule 14A continued to conceal, among other things, that Pilatus Energy is actually controlled directly or indirectly by Mr. Le Floch Prigent and that Pilatus Energy is a business competitor of VAALCO. As set forth below, Defendants’ May 5 Schedule 14A also contained other materially false, misleading and incomplete information.

56. On May 7, 2008, Defendants filed a definitive proxy statement on Schedule 14A. The May 7 Schedule 14A was not substantially changed from the May 5 Schedule 14A, and included the same materially false, misleading and incomplete statements. On the same date, Defendants began mailing the May 7 Schedule 14A to VAALCO’s shareholders.

57. On May 8, 2008, VAALCO issued a letter to its shareholders recommending that they cast their votes for VAALCO’s three directors who were up for re-election and that they disregard Defendants’ proxy materials. In the letter, among other things, VAALCO advised its shareholders that: (i) the reputed leader of the newly-disclosed Pilatus Energy, Mr. Le Floch Prigent, had been convicted and sentenced by a French court to five years in prison for fraud, embezzlement, bribery and kickbacks; (ii) that Nanes Delorme and Pilatus Energy were business competitors of VAALCO’s, creating serious conflicts of interest; (iii) that the Company believed

Defendants’ objectives—to sell the Company for a quick profit—were contrary to the interests of VAALCO and its other shareholders; (iv) that the Company, through the direction of its current management, has a proven record of success in oil exploration and development; and (v) that due to the effective plans of the current Board and management, the Company was well-positioned for future success.

58. Later on May 8, 2008, Nanes Delorme issued a press release under the headline “Nanes Delorme Partners Responds to VAALCO’s False and Misleading Letter; Company is Fabricating Information to Distract Stockholders from Poor Performance.” The press release stated, in part:

Nanes Delorme Partners, an independent hedge fund with multiple investments, invested in VAALCO because the company is significantly undervalued and has been severely mismanaged. We have always been clear that proactive steps, like a review of strategic alternatives, is necessary to address the issues negatively affecting VAALCO’s stock price because the current management and Board seem unwilling or unable to eliminate the significant valuation gap that exists.

* * *

If the Company had committed to doing its due diligence, it would have known that Pilatus Energy SA is a privately held Swiss investment company whose business is pursuing either public or private investments directly or indirectly in a variety of oil and gas companies, securities or properties around the world and that Mr. Le Floch-Prigent is not a shareholder, director, appointed officer, nor employee of Pilatus Energy SA. Pilatus Energy SA is one of several limited partners that participate in the returns generated by Nanes Delorme Partners’ variety of investments in public securities, and is not a ‘secret partner’ as VAALCO falsely claims.

59. The May 8 press release continued Nanes Delorme’s campaign to issue materially false and misleading statements to VAALCO’s shareholders. The May 8 press release was materially misleading because, among other things: (i) even if Mr. Le Floch Prigent is not a named “shareholder, director, appointed officer [or] employee” of Pilatus Energy, Defendants did not disclose that he reportedly controls Pilatus Energy from behind the scenes and makes all of Pilatus Energy’s investment decisions; (ii) it misleadingly characterized Pilatus Energy as an “investment company” while not disclosing that it is a business competitor of VAALCO that has acquired oil interests in West Africa; (iii) it falsely characterized the Company as having disappointing stock performance, poor operational and technical capabilities, and an overall lack of commitment to enhancing stockholder value without any factual basis; and (iv) it falsely accused VAALCO of making false and misleading statements and violating securities laws without identifying a single misleading statement or a single violation of securities laws.

Defendants’ Violations of the Securities Laws

False and Misleading Section 13D Filings

60. Section 13(d) of the Exchange Act requires any person acquiring beneficial ownership of more than 5 percent of a corporation’s common stock to disclose within 10 days of the acquisition certain information to the corporation, the SEC, and the exchanges on which the stock is traded.

61. Among the information that must be disclosed under Section 13(d) is:

“(A) the background, and identity, residence, and citizenship of, and the nature of such beneficial ownership by, such person and all other persons by whom or on whose behalf the purchase have been or are to be effected;

(B) the source and amount of the funds or other consideration used or to be used in making the purchases, and if any part of the purchase price is represented or is to be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, or trading such security, a description of the transaction and the names of the parties thereto . . . ;

(C) if the purpose of the purchases or prospective purchases is to acquire control of the business of the issuer of the securities, any plans or proposals which such persons may have to liquidate such issuer, to sell its assets to or merge it with any other persons, or to make any other major change in its business or corporate structure;

(D) the number of shares of such security which are beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly, by (i) such person, and (ii) by each associate of such person, giving the background, identity, residence, and citizenship of each such associate; and

(E) information as to any contracts, arrangements, or understandings with any person with respect to any securities of the issuer, including but not limited to transfer of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or guaranties of profits, division of losses or profits, or the giving or withholding of proxies, naming the persons with who such contracts, arrangements, or understandings have been entered into, and giving the details thereof.”

Copies of certain materials must be appended as exhibits to the disclosure and the SEC has prescribed Schedule 13D as the official form for compliance with the statute. 17 C.F.R. §§ 240.13d-1, 240.13d-101.

62. On March 12, 2008, Defendants filed a Schedule 13D that contained a number of materially misleading statements and omissions. First and foremost, the March 12 Schedule 13D was materially misleading because it failed to disclose the identity of Pilatus Energy who purchased the vast majority of Defendants’ VAALCO shares and who initiated Defendants’ scheme to gain control of the Company.

63. The March 12 Schedule 13D also materially misstated the source of funds for Defendants’ purchases of VAALCO shares. Item 3 of the Schedule 13D falsely stated that Nanes Delorme’s shares were purchased with “partnership funds,” whereas Defendants’ own disclosure elsewhere stated that the first 2.7 million of their shares were purchased with approximately $12,558,213 of Pilatus Energy’s funds, with many of those purchases pre-dating the formation of Nanes Delorme. As to the remaining 2 million shares Defendants beneficially own, Defendants failed to disclose where they obtained the funds, whether any of those funds were borrowed or otherwise obtained for purposes of acquiring VAALCO shares, and the terms of any such agreement by which funds were borrowed or otherwise obtained. Defendants also failed to disclose the extent of Pilatus Energy’s participation in the purchases made by Nanes Delorme after Pilatus Energy contributed its initial 2.7 million shares.

64. The March 12 Schedule 13D also made materially false, misleading and incomplete statements with respect to the required disclosures of contracts, arrangements, understandings or relationships concerning VAALCO stock. The March 12 Schedule 13D represented that, other than a “Joint Filing Agreement” between Nanes Delorme Partners, Nanes Balkany Partners, Nanes Balkany Management and Messrs. Balkany and Nanes, there were “no contracts, arrangements, understandings or relationships among [them], or between them and any other person, with respect to the securities of the Issuer.” These statements were materially false and misleading because they failed to disclose any agreements with Pilatus Energy, and did not disclose Pilatus Energy’s identity. Pilatus Energy would not have contributed over $12.5 million worth of VAALCO stock to a newly formed limited partnership being managed by a 27-year old French citizen without some agreement as to how those shares were to be utilized.

65. The March 12 Schedule 13D also attached, and incorporated by reference, Nanes Delorme’s March 11 Letter to the Board, which contained materially false, misleading and incomplete statements concerning the prospects for selling the Company at a premium above the public stock price and the valuation of the Company. The March 11 Letter indicated that “VAALCO rebuffed private inquiries regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions.” This statement was false and misleading because, among other things, it failed to disclose the details of these purported “private inquiries,” including the identity of who inquired, the date of the inquiry, whether a serious, bona fide offer was made, and who allegedly “rebuffed” the offer. Furthermore, if Nanes Delorme actually had information about a “private inquiry” to buy the Company at a significant premium to market price, it would have been trading on material, non-public information in violation of securities laws prohibiting insider trading.

66. The March 11 Letter also set forth a “net asset value” for the Company of $420 million, or $7.12 per share. This representation was misleading because Defendants failed to disclose the definition of the term “net asset value,” the manner in which the value was calculated, or the underlying valuation methodologies, analysis assumptions, limitations and qualifications. An oil and gas company’s net asset value will depend on numerous assumptions, including assumptions regarding future commodity prices, costs, production levels, international exchange rates, and value of undeveloped acreage. Without disclosure of this type of information, the statement of net asset value—especially in the context of a proxy contest to elect dissident shareholders who are proposing a sale of the company—was materially misleading because it left the false impression that VAALCO’s shares could be immediately sold for that price at the time. Moreover, Defendants’ net asset valuation was deemed wrong by at least one analyst who regularly follows the Company. On March 14, 2008, RBC Dominion published a research report indicating their opinion that Defendants’ net asset value estimate was incorrect, and that a more appropriate net asset value for VAALCO was $300 million. Thus, Defendants’ statement of net asset value of $420 million was without basis and a transparent effort to inflate the Company’s stock price.

67. The March 11 Letter also falsely stated that during the time since Defendants’ investment, VAALCO’s stock “has continued to trade at a substantial discount to VAALCO’s [Exploration & Production] peers using virtually all relevant comparable valuation metrics” and included a Table 1 purporting to compare VAALCO with 21 purported “peers.” No information was provided on the process used by Nanes Delorme to select the purported peers. The analysis by Nanes Delorme was materially misleading because, among other things, none of the “peers” had material international operations, most were substantially larger than VAALCO and most had significant North American natural gas production, and therefore were not comparable to VAALCO, which primarily produces oil.

68. The March 11 Letter also used materially misleading data in an effort to support its false statement that VAALCO’s stock price had underperformed its peers “using virtually all relevant comparable metrics.” The letter set forth a comparison of the ratio of VAALCO’s EBITDA (earnings before interest, taxes depreciation and amortization) to stock price to that of the peer group selected by Nanes Delorme to suggest that VAALCO’s stock performance was unfavorable. This disclosure was materially misleading because, among other things, the international tax regime that VAALCO operates under is materially different than the tax regime of the North American producers selected by Nanes Delorme as peers. As is typical in most international operations, VAALCO pays a substantial portion of its production to the Government of Gabon as a tax. Since these taxes are added to earnings to calculate EBITDA, the EBITDA of VAALCO appears relatively larger than the EBITDA of the North American producers selected as peers, and so VAALCO appears to trade at a lower EBITDA multiple. To use EBITDA multiples as a metric to compare VAALCO to North American producers is materially misleading. In addition, to suggest that the EBITDA trading multiples represent “virtually all relevant comparable valuation metrics” is misleading in that EBITDA multiples represent only one metric, and a misleading metric in these circumstances.

69. On April 14, 2008, Defendants filed an Amendment No. 1 to the March 12 Schedule 13D. The Amendment No. 1 was materially false and misleading in that it failed to correct any of the above-listed misrepresentations and omissions contained in Defendants original Schedule 13D.

Defendants’ False and Misleading Preliminary Proxy Statement Filings

70. Section 14(a) of the Exchange Act and the rules promulgated thereunder govern the solicitation of proxies. Rule 14a-9 provides that “[n]o solicitation subject to this regulation shall be made by means of any proxy statement . . . which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9. Schedule 14A is the official form for compliance with Section 14(a) and requires anyone who would solicit proxies to disclose, among other things, the number of shares of the issuer which are beneficially owned and information as to any contracts, arrangements, understandings or relationships with any person with respect to that interest.

The False and Misleading April 25 Schedule 14A

71. On April 25, 2008, Defendants filed a preliminary proxy statement on Schedule 14A. The April 25 Schedule 14A solicited shareholder proxies in favor of electing Defendants’ three Nominees to VAALCO’s Board in place of the Company’s nominees. The April 25 Schedule 14A was materially false and misleading because it repeated many of the material misstatements and omissions contained in Defendants’ March 12 Schedule 13D and made additional material misstatements and omissions.

72. Like the March 12 Schedule 13D, the April 25 Schedule 14A was materially misleading because it failed to disclose the identity of Pilatus Energy. Schedule 14A requires that all “participants” in the proxy solicitation be disclosed in a proxy statement and to make a number of disclosures regarding participants. Instruction 3 to Item 4 of Schedule 14A defines a “participant” to include:

•

“Any committee or group which solicits proxies, any member of such committee or group, and any person whether or not named as a member who, acting alone or with one or more other persons, directly or indirectly takes the initiative, or engages, in organizing, directing, or arranging for the financing of any such committee or group;

•	“Any person who finances or joins with another to finance the solicitation of proxies…; and

•

“Any person who lends money or furnishes credit or enters into any other arrangements, pursuant to any contract or understanding with a participant, for the purpose of financing or otherwise inducing the purchase, sale, holding or voting of securities of the registrant by any participant or other persons, in support of or in opposition to a participant.”

Although Pilatus Energy falls within the definition of a “participant” for multiple reasons, Defendants deliberately withheld Pilatus Energy’s identity and failed to make the other disclosures related to Pilatus Energy that are required of participants. Furthermore, in listing the VAALCO securities transactions by the “participants” in the April 25 Schedule 14A, Defendants included the transactions of Pilatus Energy made prior to contributing its shares to Nanes Delorme, but did not identify Pilatus Energy by name as a participant.

73. Aside from the fact that Pilatus Energy was required to be disclosed in the Schedule 14A as a participant, the remaining Defendants who admitted they were participants had an independent duty to disclose Pilatus Energy’s identity under Item 5(b)(1)(viii) to Schedule 14A, and to provide details of their agreements with Pilatus Energy. Under that provision, every participant in a proxy solicitation must:

State whether or not the participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. If so, name the parties to such contracts, arrangements or understandings and give the details thereof. (emphasis added)

Although Defendants had admitted that Nanes Delorme entered into a contract, arrangement or understanding with Pilatus Energy within the past year concerning VAALCO stock, Defendants deliberately concealed the identity of Pilatus Energy and the details of all contracts or arrangements between Pilatus Energy and the other Defendants, such as the limited partnership agreement and any related contribution agreements.

74. The April 25 Schedule 14A also was materially misleading because it failed to disclose that Pilatus Energy was controlled by a convicted criminal and that it had serious conflicts of interest by virtue of its status as a business competitor of VAALCO.

75. The April 25 Schedule 14A also was materially misleading because it failed to disclose the actual and potential conflicts of interests of Nanes Delorme and Mr. Balkany. The April 25 Schedule 14A stated that Mr. Balkany, among other things, was a managing director of Nanes Delorme Capital Management LLC, a “New York based financial advisory and broker-dealer firm, managing its oil and gas investment banking business.” The April 25, Schedule 14A failed to disclose, however, that Mr. Balkany and Nanes Delorme Capital Management actively represent competitors of VAALCO. For example, in late 2006, Mr. Balkany and Nanes Delorme Capital Management reportedly acted as sole financial advisors to the oil and gas company Afren, plc in an acquisition of an oil exploration block in Angola, Africa. In published reports, Mr. Balkany was quoted as saying that the transaction was “consistent with Afren’s decision to expand its presence in Western Africa,” the same region where VAALCO’s core operations are located. Likewise, Nanes Delorme Capital Management and Mr. Balkany reportedly were engaged in recent years by Heritage Oil to acquire interests in Congo-Brazzaville, Africa. In addition, in October 2007, Mr. Balkany and Nanes Delorme Capital Management reportedly acted as exclusive advisor to Surestream Petroleum in a transaction to sell a 40% oil interest in Congo, Africa.

76. It was materially misleading for Defendants to fail to disclose that Mr. Balkany has actual and potential conflicts of interest that would prevent him from fulfilling his fiduciary duties if he were elected to serve on VAALCO’s Board. His actual and potential conflicts of interest are only intensified by the facts that: (i) his experience and contacts are with companies engaged in the oil and gas business in Africa, the region where VAALCO’s core operations are located, (ii) Defendants purported to have spoken with unnamed “potential acquirers” who led Defendants to believe they would pay a substantial premium above market price to acquire VAALCO; and (iii) Defendants’ purchases of VAALCO stock had been mostly financed by the then-undisclosed Pilatus Energy, which itself had concealed conflicts of interest.

77. The April 25 Schedule 14A also repeated Defendants earlier materially false, misleading and incomplete statements concerning the prospects for sale of the Company at a premium and the valuation of the Company. While deleting Defendants’ previous reference in the March 12 Schedule 13D that they had spoken with unnamed “potential acquirers” of VAALCO, they repeated their representation that they believed that an offer to sell the Company “would attract several interested parties that would offer a substantial premium to the current share price.” The April 25 Schedule 14A also repeated the assertion in the March 12 Schedule 13D that “VAALCO’s current management may have rebuffed private inquiries regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions.” This statement was false and misleading because, among other things, it failed to disclose the details of these purported “private inquiries,” including the identity of who inquired, the date of the inquiry, whether a bona fide offer was made, and who among VAALCO’s “management” allegedly “rebuffed” the offer. Furthermore, if Defendants actually had information about a “private inquiry” to buy the Company at a significant premium to market price at some time prior to their last purchase of such shares, they traded on material, non-public information in violation of securities laws prohibiting insider trading.

78. The April 25 Schedule 14A also set forth a “net asset value” for the Company of $420 million, or $7.12 per share. This representation was misleading because Defendants failed to disclose the definition of the term “net asset value,” the manner in which the value was calculated, or the underlying valuation methodologies, analysis assumptions, limitations and qualifications. Without disclosure of this type of information, the statement of net asset value, and especially net asset value per share in the context of a proxy contest to elect dissident shareholders who are proposing a sale of the company, was materially misleading because it suggested it was likely that the common shares could be sold for that price at the time. Moreover, Defendants failed to explain why their net asset valuation was inconsistent with that of analyst RBC Dominion, who opined that Defendants’ net asset value estimate was incorrect, and that a more appropriate net asset value for VAALCO was $300 million. Defendants’ statement of net asset value of $420 million was without a reasonable basis and a transparent effort to inflate the Company’s stock price.

79. The April 25 Schedule 14A also falsely stated that “VAALCO’s stock price “has continued to trade at a substantial discount to VAALCO’s E&P peers using virtually all relevant comparable valuation metrics” and included the same Table purporting to illustrate that assertion that had been included in the March 12 Schedule 13D. The peer group used in the April 25 Schedule 14A was the same as the peer group used in the March 11 Letter to the Board, and was misleading for the same reasons. No disclosure was made regarding the process used by Nanes Delorme to select the peer group, and no mention was made of the lack of comparability of the selected peer group with VAALCO, or the misleading nature of using EBITDA as a comparison metric.

80. The April 25 Schedule 14A also misrepresented VAALCO’s recent stock price performance, and misleadingly attributed the recent appreciation in VAALCO’s stock price to Defendants’ conduct. The April 25 Schedule 14A stated that “since January 1, 2008, VAALCO’s shares have traded as low as $3.99 and have only begun to trade higher since we publicized our concerns in March.” The April 25 Schedule 14A went on to admit that VAALCO’s stock price had increased 33% between March 11, 2008 and April 24, 2008, but falsely attributed this rise to “the strong expectation by stockholders and investors of immediate and substantial changes” in response to Defendants’ statements of concerns. These statements were materially misleading because: (i) while VAALCO’s stock price had an intra-day trading low of $3.99 on one day during this period (January 22), it closed higher that day and the closing price of VAALCO stock has never been as low as $3.99 since January 1, 2008; (ii) on the day before Defendants filed their March 12 Schedule 13D, VAALCO’s closing stock price was $4.89 per share, or 22.5% above the intra-day trading low of $3.99 referenced in Defendants’ preliminary proxy statement; (iii) VAALCO’s stock price rise in March and April 2008 was consistent with the dramatic rise in oil prices over those months; and (iv) Defendants provided no basis for their statement that the increase in VAALCO’s stock price are attributable to the publication of their “concerns” in March 2008.

81. The April 25 Schedule 14A also was materially misleading and incomplete in its biographical description of Mr. Balkany. The Schedule 14A states that Mr. Balkany’s “most notable M&A assignments in Africa have included advising” several enumerated companies, and elsewhere stated that he and the other Nominees have “extensive experience in oil and gas transactions.” These statements were misleading because they failed to disclose which of these companies are competitors of VAALCO, what Mr. Balkany did for these competitors, and what his continuing relationship is with these competitors.

82. The April 25 Schedule 14A also falsely states, as a “reason” for their proxy solicitation, that Defendants are concerned that VAALCO “failed to retain an investment banker.” This is yet another example of an entirely baseless statement meant to falsely impugn VAALCO’s current Board and management. As set forth above, Mr. Balkany personally met with VAALCO’s investment banker, Brown Brothers, shortly after Defendants filed their March 12 Schedule 13D and was told that it had been retained by VAALCO for about one year. Defendants’ suggestion that VAALCO had not hired an investment bank was thus blatantly misleading.

83. The April 25 Schedule 14A also falsely states that Defendants’ interests are “aligned with the interests of all stockholders.” Defendants’ interests are that of a hedge fund—buy in cheap and make a quick profit without regard to the long-term value or interests of the Company. Further, Pilatus Energy only became an investor within the past six months, and Nanes Delorme within the last three months. Moreover, Pilatus Energy is a competitor of VAALCO, and Mr. Balkany represents competitors of VAALCO. Moreover, Mr. Balkany is a managing director of an investment banking firm, which may have a financial interest in a future sale of the Company. Defendants’ interests thus stand in marked contrast to those of VAALCO’s other shareholders.

The False and Misleading May 5 Amended Schedule 14A

84. On May 5, 2008, Defendants filed a further Schedule 14A, which amended the April 25 Schedule 14A. The May 5 Schedule 14A also was materially false and misleading because it repeated many of the material misstatements and omissions in the April 25 Schedule 14A and made additional misstatements and omissions.

85. Although the May 5 Schedule 14A disclosed for the first time the identity of Pilatus Energy, it failed to disclose: (i) that Pilatus Energy reportedly is controlled directly or indirectly by Mr. Le Floch-Prigent, who has been convicted of a massive corporate fraud; or (ii) that Pilatus Energy is a business competitor of VAALCO, and thus has a serious conflict of interest.

86. The May 5 Schedule 14A also purported to correct the false and misleading Table of selected VAALCO “peers” that Defendants had previously published in their March 12 Schedule 13D and April 25 Schedule 14A, but it remained false and misleading. The table was included as support for the false and misleading statement that “VAALCO’s stock price has continued to trade at a substantial discount to VAALCO’s E&P peers using virtually all relevant comparable valuation metrics.” Defendants made wholesale changes to the previous list of “peers” selected for comparison in the Table, deleting 11 of the 21 companies previously listed and adding 8 new ones. The April 25 Schedule 14A also added a disclaimer that no member of the selected peer group had operations in West Africa. The April 25 Schedule 14A remained materially misleading, however, because it did not provide information about how the purported peer group was selected, did not disclose that most of the peers had substantial natural gas production, and failed to correct the misleading use of the EBITDA metric.

87. The May 5 Schedule 14A also failed to cure the other materially false, misleading and incomplete statements in the April 25 Schedule 14A.

Defendants False and Misleading March 7 Definitive Proxy Statement

88. On May 7, 2008, Defendants filed a definitive proxy statement on Schedule 14A. The May 7 Schedule 14A was false and misleading because, while slightly edited, it had the same materially false, misleading and incomplete statements that were contained in the May 5 Schedule 14A. Defendants have begun mailing the May 7 Schedule 14A to VAALCO’s shareholders.

Imminent Irreparable Harm

89. Defendants are now soliciting proxies from VAALCO’s shareholders based upon the material misrepresentations and omissions in their Schedule 13D and Schedule 14A filings described above.

90. If left uncorrected, Defendants’ material misrepresentations and omissions will deprive shareholders of their right to make decisions on the future of their Company based on full and accurate information. Specifically, if Defendants continue to solicit proxies based on their materially false and misleading statements, VAALCO’s shareholders will be placed at an unfair disadvantage of not knowing: (i) that Pilatus Energy, which initiated Defendants’ scheme, is run by a convicted criminal; (ii) that Pilatus Energy is a business competitor of VAALCO, and thus electing its hand-picked slate of directors essentially provides a competitor with unfettered access to VAALCO’s confidential and proprietary information; (iii) that Mr. Balkany is a representative of competitors and potential acquirers of VAALCO; (iv) that Defendants have misrepresented the Company’s valuation and its prospects for sale, to create the misimpression that it could be presently sold for a premium above market price; and (v) that Defendants’ have otherwise made material misrepresentations and omissions in their Schedule 13D and 14A filings. VAALCO therefore brings this suit so that Defendants will be prevented from benefiting from their violations of the securities laws, will be required to correct their misstatements and omissions, and will be prohibited from soliciting any proxies or from taking any action with respect to proxies they might receive from VAALCO shareholders, until they correct their material misstatements and omissions.

COUNT I

(Violations of Section 13(d) of the Exchange Act)

91. VAALCO repeats the allegations of preceding paragraphs 1 through 90 as if fully set forth herein.

92. Section 13(d)(3) of the Exchange Act states that “when two or more persons act as a . . . group for the purpose of acquiring, holding, voting or disposing of securities of an issuer, such . . . group shall be deemed a ‘person’ for the purposes of this subsection.” Defendants formed a “group” within the meaning of Section 13(d)(3). The group beneficially owned more than 5 percent of the outstanding shares of VAALCO common stock. Defendants thus were obligated to make the required disclosures pursuant to Section 13(d).

93. As set forth in more detail above, Defendants’ Schedule 13D filings were false and misleading because they failed to disclose: (i) the identity of Pilatus Energy; (ii) that Pilatus Energy is controlled directly or indirectly by a convicted criminal and also has conflicts of interest as a business competitor of VAALCO, (iii) the source of funds for Defendants’ purchases of VAALCO stock; and (iv) information concerning all contracts, arrangements, understandings or relationships between Defendants and other persons relating to the shares of VAALCO common stock. The Schedule 13D filings also contained material false, misleading and incomplete statements concerning the prospects for selling the Company at a premium above the public stock price, the valuation of the Company, and the performance of the Company’s stock.

94. The misrepresentations and omissions in Defendants’ Schedule 13D filings were material to VAALCO shareholders and the investing public.

95. VAALCO’s shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

96. Accordingly, VAALCO is entitled to (i) a declaration that Defendants’ Schedule 13D filings violate Section 13(d) of the Exchange Act and the rules promulgated thereunder; (ii) an order requiring Defendants to correct by public means the misrepresentations and omissions in their Schedule 13D filings and enjoining Defendants from any trading in VAALCO stock until they have done so; (iii) a preliminary and permanent injunction prohibiting Defendants and any person or entity acting in concert with them from making any additional misrepresentations or omissions in any future Schedule 13D filings related to VAALCO.

COUNT II

(Violations of Section 14(a) of the Exchange Act)

97. VAALCO repeats the allegations of preceding paragraphs 1 through 96 as if fully set forth herein.

98. Defendants violated Section 14(a) and the rules and regulations promulgated thereunder by filing materially false and misleading preliminary and definitive proxy statements on Schedule 14A.

99. Defendants’ April 25 Schedule 14A was false and misleading because it failed to disclose: (i) the identity of Pilatus Energy; (ii) that Pilatus Energy is controlled directly or indirectly by a convicted criminal and has conflicts of interest as a business competitor of VAALCO; (iii) that Nanes Delorme and Mr. Balkany represent competitors of VAALCO; and (iv) information concerning all contracts, arrangements, understandings or relationships between Defendants and other persons relating to the shares of VAALCO common stock. The April 25 Schedule 14A also made misrepresentations concerning: (i) the prospects for selling the Company at a premium above the public stock price, (ii) the valuation of the Company, (iii) the performance of the Company’s stock, (iv) Defendants’ intentions and plans with respect to controlling the Company, and (v) Defendants’ interests purportedly being aligned with those of all VAALCO shareholders.

100. Defendants May 5 Schedule 14A was false and misleading because, while it finally revealed Pilatus Energy’s identity, it failed to disclose: (i) Pilatus Energy’s conflicts of interest as a business competitor of VAALCO and the fact that it is reputedly lead by a convicted criminal; (ii) the conflicts of interest of Nanes

Delorme and Mr. Balkany; (iii) information concerning all contracts, arrangements, understandings or relationships between Defendants and other persons relating to the shares of VAALCO common stock. The May 5 Schedule 14A also makes misrepresentations concerning: (i) the prospects for selling the Company at a premium above the public stock price, (ii) the valuation of the Company, (iii) the performance of the Company’s stock, (iv) Defendants’ intentions and plans with respect to controlling the Company, and (v) Defendants’ interests purportedly being aligned with those of all VAALCO shareholders.

101. Defendants’ May 7 Schedule 14A was false and misleading because, while slightly edited, it contained the same misrepresentations and omissions as the May 5 Schedule 14A.

102. Defendants’ misrepresentations and omissions in the April 25 Schedule 14A, the May 5 Schedule 14A and the May 7 Schedule 14A were material to VAALCO shareholders and to the investing public.

103. VAALCO’s shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

104. Accordingly, VAALCO is entitled to (i) a declaration that Defendants April 25 Schedule 14A, the May 5 Schedule 14A and the May 7 Schedule 14A violated Section 14(a) of the Exchange Act and the rules promulgated thereunder; (ii) an order requiring Defendants to correct by public means the misrepresentations and omissions contained in Defendants’ Schedule 14A filings; (iii) a preliminary and permanent injunction prohibiting Defendants and any person or entity acting in concert with them from soliciting proxies or from taking any action, including but not limited to voting, with respect to any proxies they may obtain prior to the public correction of their materially false, misleading, and incomplete Schedule 13D and 14A filings; and (iv) a preliminary and permanent injunction preventing Defendants and any person or entity acting in concert with them from making any additional misrepresentations or omissions in any future proxy statement related to VAALCO.

COUNT III

(Violations of Section 20(a) of the Exchange Act)

105. VAALCO repeats the allegations of preceding paragraphs 1 through 104 as if fully set forth herein.

106. Defendant Julien Balkany maintained discretionary authority to control or influence the conduct of Nanes Delorme and did control or influence the conduct of Nanes Delorme, including Nanes Delorme’s actions and omissions in violation of Sections 13(d) and 14(a) of the Exchange Act complained of herein.

107. Defendant Daryl Nanes maintained discretionary authority to control or influence the conduct of Nanes Delorme and did control or influence the conduct of Nanes Delorme, including Nanes Delorme’s actions and omissions in violation of Sections 13(d) and 14(a) of the Exchange Act complained of herein.

108. Defendant Pilatus Energy maintained discretionary authority to control or influence the conduct of Nanes Delorme and did control or influence the conduct of Nanes Delorme, including Nanes Delorme’s actions and omissions in violation of Sections 13(d) and 14(a) of the Exchange Act complained of herein.

109. Defendants Balkany, Nanes and Pilatus Energy are controlling persons of Nanes Delorme within the meaning of Section 20(a) of the Exchange Act and are liable for the violations of Sections 13(d) and 14(a) of the Exchange Act as set forth above on this independent basis.

COUNT IV

(Violations of Section 10(b) of the Exchange Act)

110. VAALCO repeats the allegations of preceding paragraphs 1 through 109 as if fully set forth herein.

111. It is a violation of the Exchange Act for any person, directly or indirectly, to use or employ in connection with the purchase or sale of any registered security, a manipulative or deceptive device or contrivance. See 15 U.S.C. § 78j(b); see also S.E.C. Rule 10b-5, 17 C.F.R. § 240.10b-5. Rule 10b5-1, promulgated thereunder, provides that the “manipulative and deceptive devices” prohibited by Section 10(b) include “the purchase or sale of a security of any issuer, on the basis of material nonpublic information about that security or issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material non-public information.”

112. Nanes Delorme’s letter dated March 11, 2008, which was attached to Defendants’ March 12 Schedule 13D, refers to Nanes Delorme’s purported discussions with unnamed “potential acquirers,” who lead Nanes Delorme to believe that a sale of the Company would attract several interested parties who would pay a substantial premium above the public market price. The March 12 Schedule 13D further indicates that Nanes Delorme purportedly had knowledge that VAALCO’s Board had “rebuffed private inquires regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions.” The obvious implication from this statement was that Nanes Delorme acquired knowledge of these “private inquiries” regarding a potential acquisition of VAALCO prior to March 11, 2008.

113. In the three and one-half weeks between February 22, 2008 and March 11, 2008, Nanes Delorme purchased 2 million shares of VAALCO Stock, including a purchase of 196,000 shares on the date of Nanes Delorme’s March 11 Letter.

114. Based on information and belief, if Nanes Delorme had knowledge of non-public “private inquiries” regarding an acquisition of VAALCO shares at a premium to its public stock price, such knowledge would have been obtained from someone who was obligated to keep it confidential. Furthermore, given the public statements by Nanes Delorme regarding its leadership’s experience with merger and acquisition transactions, they would have known that any such information was required to be kept confidential.

115. According to Nanes Delorme’s public statements, it purchased VAALCO securities during a time when it was possession of material, non-public information concerning these “private inquiries.” At no time prior to Defendants’ purchases was this information publicly disclosed.

116. By reason of the foregoing, Defendants violated Section 10(b) of the Exchange Act, 15 U.S.C. § 78j(b), and Rule 10b-5, 17 C.F.R. § 240.10b-5, and Rule 10b5-1, 17 C.F.R. § 240.10b5-1, promulgated thereunder.

117. Accordingly, VAALCO is entitled to an order enjoining Defendants from any further transactions in VAALCO stock based upon material, non-public information.

PRAYER FOR RELIEF

WHEREFORE, VAALCO prays for relief in the form of an Order:

(a) Declaring that Defendants’ Schedule 13D filings violated Sections 13(d) of the Exchange Act and the rules promulgated thereunder;

(b) Declaring Defendants’ Schedule 14A filings violated Section 14(a) of the Exchange Act and the rules promulgated thereunder;

(c) Directing that Defendants correct by public means their material misrepresentations and omissions described herein and to file with the SEC truthful, accurate and complete Schedule 13D and Schedule 14A disclosures, in compliance with the applicable rules and regulations, forthwith;

(d) Enjoining Defendants and other persons or entities acting in concert with them from any trading in VAALCO stock until Defendants correct by public means the material misrepresentations and omissions described herein and file with the SEC truthful, accurate and complete Schedule 13D and Schedule 14A disclosures, in compliance with the applicable rules and regulations;

(e) Enjoining Defendants from soliciting proxies or taking any action, including but not limited to voting, with respect to any proxies they may obtain prior to the public correction of their materially false, misleading, and incomplete Schedule 13D and Schedule 14A filings;

(f) Enjoining Defendants and any other persons or entities acting in concert with them from making or disseminating any additional misstatements or omissions in any future Schedule 13D or Schedule 14A filings related to VAALCO;

(g) Enjoining Defendants from any further transactions in VAALCO stock based upon material, non-public information;

(h) Granting leave to VAALCO to conduct expedited discovery and an expedited hearing with respect to the claims alleged herein;

(i) Awarding VAALCO its costs and disbursements in this action, including reasonable attorneys’ fees and expert fees;

(j) Granting such other and further relief as the Court may deem just and proper.

Dated: May 13, 2008

/s/ Odean L. Volker
Odean L. Volker
State Bar No. 20607715
Southern District Bar No. 12685
HAYNES AND BOONE, LLP
1 Houston Center
1221 McKinney, Suite 2100
Houston, TX 77010
Telephone: (713) 547-2000
Facsimile: (713) 547-2600
E-mail: Odean.Volker@haynesboone.com

ATTORNEY-IN-CHARGE FOR PLAINTIFF VAALCO ENERGY, INC.
OF COUNSEL

Noel M.B. Hensley
State Bar No. 09491400
Southern District Bar No. 10125
R. Thaddeus Behrens
State Bar No. 24029440
HAYNES AND BOONE, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202-3789
Telephone: (214) 651-5000
Facsimile: (214) 651-5940

ATTORNEYS FOR PLAINTIFF
VAALCO ENERGY, INC.